Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 5, 2007)	Registration No. 333-138824

FBR CAPITAL MARKETS CORPORATION

19,776,001 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of 19,776,001 shares of common stock of FBR Capital Markets Corporation by the selling shareholders identified in our prospectus, dated October 5, 2007, which we refer to as our prospectus. We have attached to this prospectus supplement, and incorporated by reference into it, our Current Report on Form 8K/A, as filed with the Securities and Exchange Commission on December 18, 2007. This prospectus supplement adds to and updates the information contained in our prospectus. Our prospectus contains detailed information about our company and our business, financial condition and management, as well as the specific terms of this offering and information about the selling shareholders. It is important for you to read and carefully consider all information contained in this prospectus supplement and our prospectus.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FBCM.” On December 18, 2007, the last reported sale price of our common stock on The NASDAQ Global Select Market was $9.68 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF OUR PROSPECTUS FOR A DISCUSSION OF THOSE RISKS.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, our prospectus.

Any statement in this prospectus supplement or in our prospectus will be modified or superseded to the extent that a statement contained in any subsequently filed prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus supplement or our prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 19, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2007

FBR Capital Markets Corporation

(Exact name of Registrant as specified in charter)

Virginia	001-33518	20-5164223
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1001 Nineteenth Street North, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (703) 312-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: On December 18, 2007, FBR Capital Markets Corporation (the “Company”) filed a Current Report on Form 8-K, which inadvertently omitted the conformed signature of the authorized officer who signed the prior Form 8-K. The Company is filing this Current Report on Form 8-K/A to provide the conformed signature of Kurt R. Harrington, the Company’s Executive Vice President and Chief Financial Officer, who signed the prior 8-K on behalf of the Company. No other changes have been made to the prior 8-K.

Item 8.01. Other Events.

At the special meeting of shareholders (the “Special Meeting”) of FBR Capital Markets Corporation (the “Company”), held on December 12, 2007, the shareholders of the Company approved an amendment to the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (the “LTIP”) to increase by 16,500,000 shares the maximum number of shares authorized for issuance under the LTIP (the “LTIP Amendment”). The shares authorized by the LTIP Amendment will enable the Company, among other things, to continue to use restricted common stock as a deferred portion of regular bonus compensation earned by employees, create retention incentives for employees and better align the interests of employees with the interests of shareholders. The material terms of the LTIP and the LTIP Amendment are summarized in an Information Statement on Schedule 14C, filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2007 (the “Information Statement”), and the summary of the LTIP and the LTIP Amendment included in the Information Statement under the caption “Approval of Amendment to 2006 Long-Term Incentive Plan” is incorporated herein by reference. Such description is qualified in its entirety by reference to the full text of the LTIP, which has been filed with the SEC, and the LTIP Amendment, which is attached as Appendix A to the Information Statement.

At the Special Meeting, the shareholders of the Company also approved the 2007 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The material terms of the Employee Stock Purchase Plan are summarized in the Information Statement. The summary of the Employee Stock Purchase Plan included in the Information Statement under the caption “Approval of the 2007 Employee Stock Purchase Plan” is incorporated herein by reference. Such description is qualified in its entirety by reference to the full text of the Employee Stock Purchase Plan, which is attached as Appendix B to the Information Statement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The matters reported under Item 8.01 of this Current Report on Form 8-K are incorporated herein by reference. As of December 18, 2007, the Company had not awarded or granted any of the additional shares authorized by the LTIP Amendment to any of its named executive officers. The Company anticipates that, subject to the discretion of the Compensation Committee of the Company’s Board of Directors and the terms and conditions of the LTIP, equity grants or awards may be made to named executive officers and other employees in

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the future from the additional shares authorized by the LTIP Amendment. Subject to the terms and conditions of the Employee Stock Purchase Plan, named executive officers may participate in the Employee Stock Purchase Plan in the future on the same terms as other employees.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 1 to FBR Capital Markets Corporation 2006 Long Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed with the SEC on November 20, 2007).

10.2	FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Information Statement on Schedule 14C filed with the SEC on November 20, 2007).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2007	FBR Capital Markets Corporation

	By:	/s/ Kurt R. Harrington
Kurt R. Harrington Executive Vice President, Chief Financial Officer and Treasurer

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Exhibit Index

10.1	Amendment No. 1 to FBR Capital Markets Corporation 2006 Long Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed with the SEC on November 20, 2007).

10.2	FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Information Statement on Schedule 14C filed with the SEC on November 20, 2007).

FBR CAPITAL MARKETS CORPORATION

19,776,001 Shares of Common Stock

Prospectus Supplement No. 3

December 19, 2007